UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2023

MITESCO, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53601	87-0496850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18202 Minnetoka Blvd., Suite 100 Deephaven, MN	55391
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 383-8689

                                      N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03.	Material Modification to Rights of Shareholders.

As previously disclosed, on August 16, 2023 the Board of Directors (the “Board”) of Mitesco, Inc. (the “Company”) approved via unanimous written consent (“UWC”), and recommended that its stockholders approve, and on August 29, 2023 the record holders (the “Majority Stockholders”) of an aggregate of 247,224 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and 24,227 shares of Series X Preferred Stock, par value $0.01, (the “Series X Preferred Stock”), voting as a single class, collectively constituting approximately 66% of the voting power of the Company’s issued and outstanding voting capital stock, approved via written consent, in lieu of a meeting, to re-domesticate the Company from a Delaware corporation to a Nevada corporation (the “Redomestication”) by means of a plan of conversion (the “Plan of Conversion”), as described in the Company’s definitive information statement on Schedule 14C filed with the Securities and Exchange Commission on September 22, 2023 (the “Information Statement”). Pursuant to the Plan of Conversion, the Company effected the Redomestication at 12:01 a.m. (PST) on October 13, 2023 by filing: (i) a certificate of conversion with the Secretary of State of the State of Delaware (the “Delaware Certificate of Conversion”); (ii) articles of conversion with the Secretary of State of the State of Nevada (the “Nevada Articles of Conversion”); and (iii) articles of incorporation with the Secretary of State of the State of Nevada (the “Nevada Articles of Incorporation”). Pursuant to the Plan of Conversion, the Company also adopted new Bylaws (the “Nevada Bylaws”).

At the effective time of the Redomestication:

●

The affairs of the Company ceased to be governed by the General Corporation Law of the State of Delaware, the Company’s existing certificate of incorporation and bylaws, and instead became governed by the Nevada Revised Statutes, the Nevada Articles of Incorporation and the Nevada Bylaws.

●	The Company continued to maintain its headquarters in Minnesota.
●	The Redomestication was a tax-free reorganization under the Internal Revenue Code of 1986, as amended.
●	The Company’s domicile changed from the State of Delaware to the State of Nevada.
●	The Company continued to be the same entity and continues with all of the same rights, privileges and powers.
●

The Company continued to have the same name, possesses all of the same properties, continued with all of debts, liabilities and obligations, and continued with the same officers and directors as immediately prior to the Redomestication.

●

Upon the Redomestication, (i) each outstanding share of common stock of the Delaware corporation was automatically converted into one outstanding share of common stock of the Nevada corporation, and (ii) each outstanding share of Series D, Series F, and Series X preferred stock of the Delaware corporation was automatically converted into one outstanding share of the Series D, Series, F, and Series X preferred stock of the Nevada corporation. Securityholders did not have to exchange their existing stock certificates for new stock certificates. At the same time, upon the Redomestication, each outstanding restricted stock unit, option or right to acquire shares of common stock of the Delaware corporation automatically became a restricted stock unit, option or right to acquire an equal number of shares of common stock of the Nevada corporation under the same terms and conditions.

The Redomestication did not result in any change in the business, physical location, management, assets, liabilities or net worth of the Company, nor did it result in any change in location of the Company’s current employees, including management. The Redomestication did not affect any of the Company’s material contracts with any third parties, and the Company’s rights and obligations under those material contractual arrangements and will continue to be the rights and obligations of the Company after the Redomestication. The daily business operations of the Company will continue as they were conducted prior to the Redomestication. The consolidated financial condition and results of operations of the Company immediately after consummation of the Redomestication remain the same as immediately before the Redomestication.

Certain rights of the Company’s stockholders were changed as a result of the Redomestication. A more detailed description of the Plan of Conversion, Nevada Articles of Incorporation, Nevada Bylaws, Nevada Articles of Conversion and Delaware Certificate of Conversion, and the effects of the Redomestication, is set forth in the Information Statement, and the description contained therein is incorporated herein by reference. Copies of the Plan of Conversion, Nevada Articles of Incorporation, Nevada Bylaws, Nevada Articles of Conversion and Delaware Certificate of Conversion are filed as Exhibits 2.1, 3.1, 3.2, 99.1 and 99.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibits	Description
2.1	Plan of Conversion, dated October 13, 2023.
3.1	Articles of Incorporation, as filed with the Secretary of State of the State of Nevada on October 13, 2023.
3.2	Bylaws, dated October 13, 2023.
99.1	Articles of Conversion, as filed with the Secretary of State of the State of Nevada on October 13, 2023.
99.2	Certificate of Conversion, as filed with the Secretary of State of the State of Delaware on October 13, 2023.
104	Cover Page Interactive Data (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITESCO, INC.

Date: October 19, 2023	By:	/s/ Lawrence Diamond
	Name:	Lawrence Diamond
	Title:	Chief Executive Officer